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                                                                   Exhibit 10(a)

                      [Letterhead of Mayer, Brown & Platt]



                                       April 18, 1997


Security Capital Employee
  REIT Fund Incorporated
11 South LaSalle Street
Chicago, Illinois 60603

                    Re: Security Capital Employee REIT Fund Incorporated Registration Statement on Form N-1A
                         ------------------------------------------------

Dear Sirs:

     We have represented, Security Capital Employee REIT Fund Incorporated, a Maryland corporation (the "Company"), in connection with the offering of 50,000,000 shares of common stock, $.01 par value per share, of the Company (the "Shares").

     In connection with our representation, we have examined the corporate records of the Company, including its Articles of Incorporation, its By-Laws, and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion. Based upon the foregoing, it is our opinion that:

     1. the Company is a corporation duly organized and validly existing in good standing under the laws of the State of Maryland; and

     2. the Shares, when paid for, will be legally issued and outstanding, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the registration statement referred to above and to all references to this firm in such registration statement.


                                       Very truly yours,

                                       Mayer, Brown & Platt